Exhibit 10.1

January 15, 2016 ConAgra Foods, Inc. Eleven ConAgra Drive Omaha, Nebraska 68102
Attn: Scott C. Schneider
Re:	Term Loan

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to CONAGRA FOODS, INC., a Delaware corporation (the “Borrower”), a term loan on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto or, if not defined in such Exhibit A, in the Incorporated Agreement referred to in such Exhibit A.

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, including without limitation in Paragraph 2 hereof, the Lender agrees to make available to the Borrower in a single Borrowing on any Business Day occurring on or after the Effective Date and prior to the Commitment Termination Date a term loan (the “Loan”) in an aggregate principal amount not exceeding at any time $200,000,000 (the “Commitment”). Once repaid the Loan may not be reborrowed.

(b)	Borrowings, Conversions, Continuations. The Borrower may request that the Loan (or any portion thereof) be (i) made as or converted to Base Rate Borrowings by irrevocable notice to be received by the Lender not later than 11:00 a.m. CST on the Business Day of the borrowing or conversion, (ii) made as or converted to Daily Floating LIBOR Rate Borrowings by irrevocable notice to be received by the Lender not later than 11:00 a.m. CST one Business Day prior to the borrowing or conversion or (iii) made or continued as, or converted to, Eurodollar Rate Borrowings by irrevocable notice to be received by the Lender not later than 11:00 a.m. CST three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Borrowing, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Borrowing on the last day of the applicable Interest Period. If the Borrower requests that a Borrowing be continued as or converted to a Eurodollar Rate Borrowing, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.

Each Eurodollar Rate Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Daily Floating LIBOR Rate Borrowing or Base Rate Borrowing shall be in a minimum principal amount of $5,000,000. There shall not be more than four different Interest Periods in effect at any time.

(c)	Interest. At the option of the Borrower, Borrowings shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 1.00%; (ii) the Daily Floating LIBOR Rate plus 1.00% or (iii) the Base Rate. Interest on Base Rate Borrowings when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay accrued and unpaid interest (i) for each Eurodollar Rate Borrowing, (A) on the last day of the applicable Interest Period, and (B) on the date of any conversion of such Borrowing to a Daily Floating LIBOR Rate Borrowing or Base Rate Borrowing; (ii) for Daily Floating LIBOR Rate Borrowings and Base Rate Borrowings, on the last Business Day of each calendar quarter; and (iii) for all Borrowings, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of the Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest on such past due amounts at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loan. The Loan and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loan may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent demonstrable or manifest error of the amount of the Loan and payments thereon. Any failure to record the Loan or payments thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

(e)	Repayment. The Borrower promises to pay the full amount of the Loan then outstanding on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 11:00 a.m. CST on the date of payment in same day funds in Dollars at the office of the Lender located at 901 Main Street, Mail Code: TX1-492-14-04, Dallas TX, 75202-3714 or such other address as the Lender may from time to time designate in writing.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, and the Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments, in each case to the extent (but solely to the extent) and on the same terms as contemplated by Section 2.12 of the Incorporated Agreement, which Section 2.12 is hereby incorporated by reference into this Agreement on the terms set forth in Paragraph 4 of this Agreement.

(f)	Prepayments. Optional. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Borrowings, upon one Business Day’s notice in the case of Daily Floating LIBOR Rate Borrowings and upon same-day notice in the case of Base Rate Borrowings, prepay Borrowings on any Business Day; provided that on the date of such prepayment, the Borrower pays all costs of the type that would be reimbursable under Section 2.11 of the Incorporated Agreement, which Section 2.11 is hereby incorporated by reference into this Agreement on the terms set forth in Paragraph 4 of this Agreement. All prepayments must be accompanied by a payment of accrued and unpaid interest on the amount so prepaid. Prepayments of Eurodollar Rate Borrowings must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Prepayments of Daily Floating LIBOR Rate Borrowings and Base Rate Borrowings must be in a principal amount of at least $5,000,000 or, if less, the entire principal amount thereof then outstanding.

Mandatory. Upon Borrower’s receipt of Net Cash Proceeds from the sale of all or any portion of its Private Brands assets (outside of the ordinary course of business) or sale of the stock of any of its Subsidiaries holding such Private Brands assets, the Borrower shall prepay the aggregate principal amount outstanding under the Loan and accrued and unpaid interest within one Business Day following receipt thereof.

(g)	Commitment Reductions. The Borrower may, upon one Business Day’s notice, reduce or cancel all (but not less than all) of the Commitment. The Commitment will automatically terminate upon the earlier of (i) the funding of the Loan and (ii) 3:00 P.M. on the Commitment Termination Date if the Loan has not been borrowed at such time.

2.	Conditions Precedent to the Loan.

(a)	As a condition precedent to the borrowing of the Loan hereunder, the Lender must receive the following from the Borrower in form reasonably satisfactory to the Lender and, except for items (i) and (ii) below, dated as of the date of the borrowing of the Loan (it being agreed that the forms delivered to the Administrative Agent under the Incorporated Agreement, with such changes as are appropriate to refer to this Agreement, are satisfactory to the Lender):

(i)	this Agreement duly executed and delivered on behalf of the Borrower;

(ii)	if requested by the Lender at least two Business Days prior to the borrowing of the Loan, a promissory note as contemplated in Paragraph 1(d) above;

(iii)	a certificate signed by any Authorized Officer or Secretary or Assistant Secretary of the Borrower stating that as of the date of the borrowing of the Loan no Event of Default or Potential Default shall exist and that the representations and warranties contained in Paragraph 3 of this Agreement are true and correct on such date (including, without limitation, those incorporated herein);

(iv)	copies of the Certificate of Incorporation of the Borrower, together with all amendments, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Borrower, and a certificate of good standing, certified on or within ten days prior to the date hereof by the Secretary of State of Delaware;

(v)	copies, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Borrower, of its By-Laws and its Board of Directors’ resolutions, authorizing the execution, delivery and performance of the this Agreement and the Loan Documents;

(vi)	an incumbency certificate, executed by any Authorized Officer or the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to sign any other documents and notices in connection with this Agreement and to make borrowings under this Agreement (on which the Lender shall be entitled to rely until informed of any change in writing by the Borrower);

(vii)	a written opinion of the Borrower’s counsel, Jones Day, addressed to the Lender;

(viii)	a notice of borrowing (in the form of Exhibit C hereto);

(ix)	each representation and warranty set forth or referred to in Section 3 below shall be true and correct in all material respects as if made on the date of such borrowing; and

(x)	no Default or Event of Default shall have occurred and be continuing on the date of such borrowing.

3.	Representations and Warranties. The Borrower hereby makes for the benefit of the Lender each of the representations and warranties of the Borrower contained in Article 4 (Representations and Warranties) of the Incorporated Agreement; provided that each reference in such representations and warranties to “the date of this Agreement” or words to such effect shall be deemed to refer to the date of the Borrowing under this Agreement. The representations and warranties of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions including the substitutions provided in clauses (a) through (h) of Paragraph 4 of this Agreement and the provisions of the penultimate sentence of Paragraph 4.

The Borrower hereby further represents and warrants as follows:

OFAC and FCPA. Neither the Borrower nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Borrower, any employee, affiliate, or agent of the Borrower or its Subsidiaries is a Sanctioned Person. The Borrower and its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, agents (in each case in their capacity as such) are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all other applicable anti-corruption laws. Neither the Loan, nor the proceeds from the Loan, will be used, directly or indirectly, to lend, contribute, provide or will otherwise be made available (i) to fund any activity or business of or with any Sanctioned Person, except to the extent licensed by OFAC or otherwise authorized under U.S. law, (ii) in violation of the FCPA or any other applicable anti-corruption laws or anti-money laundering laws, or (iii) in any other manner that would result in the violation of applicable Sanctions by the Borrower or the Lender.

4.	Covenants. So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated, the Borrower shall comply with all the covenants and agreements applicable to it contained in Articles 5 (Affirmative Covenants) and 6 (Negative Covenants) of the Incorporated Agreement other than Section 5.2, Section 6.1 and Section 6.3 of the Incorporated Agreement, including for purposes of this Paragraph 4 each Additional Incorporated Agreement Covenant. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby (or, in the case of each Additional Incorporated Agreement Covenant, shall, upon its effectiveness, be) incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(a)	all references to “this Agreement” shall be deemed to be references to this Agreement;

(b)	all references to “the Company” shall be deemed to be references to the Borrower;

(c)	all references to “the Administrative Agent”, “the Banks”, “the Credit Parties” and the “Required Banks” shall be deemed to be references to the Lender;

(d)	all references to “Potential Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively;

(e)	all references to “Revolving Loans”, “Loan” or “Loans” shall be deemed to be references to the Loan;

(f)	all references to “Obligations” shall be deemed to be references to obligations under this Agreement;

(g)	all references to “Loan Documents” shall be deemed to be references to the Loan Documents; and

(h)	all references to “Notes” shall be deemed to be references to the promissory note contemplated by Paragraph 1(d) above, if any.

The Borrower also hereby agrees to use the proceeds of the Loan solely to repay a portion of amounts outstanding under the Borrower’s $750,000,000 principal amount of 1.30% Senior Notes due January 25, 2016.

All such covenants, representations and warranties and other agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Any financial statements, certificates or other documents received by the Lender under the Incorporated Agreement shall be deemed delivered hereunder.

5.	Events of Default. The following are “Events of Default”:

(a)	the Borrower fails to pay any principal of the Loan as and on the date when due; or

(b)	the Borrower fails to pay any accrued and unpaid interest on the Loan or any portion thereof, within three Business Days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five Business Days after the date due; or

(c)	the Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Paragraph 4 above, subject to any applicable grace period and/or notice requirement set forth in Section 7.1 of the Incorporated Agreement (it being understood and agreed that any such notice requirement of Section 7.1.6 of the Incorporated Agreement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder); or

(d)	any representation, warranty or certification made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any writing furnished pursuant to this Agreement shall be incorrect or misleading in any material respect on the date when made or deemed made; or

(e)	any “Event of Default” specified in Section 7.1 of the Incorporated Agreement (including for purposes of this Paragraph 5(e) each Additional Incorporated Agreement Event of Default) occurs and is continuing, without giving effect to any waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all accrued and unpaid interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all accrued and unpaid interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Miscellaneous.

(a)	Unless otherwise specified, all references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of New York City.

(b)	If at any time the Eurodollar market or the Daily Floating LIBOR market, as applicable, is not available to the Lender, or it is reasonably determined that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate or the Daily Floating LIBOR Rate, or (ii) the Eurodollar Rate or the Daily Floating LIBOR Rate does not accurately reflect the funding cost to the Lender of making the Loan, the Lender and the Borrower will cooperate in good faith to agree on an alternative rate.

(c)	The Borrower agrees to reimburse the Lender for increased costs on the same terms as provided in Section 2.13 (Increased Costs) of the Incorporated Agreement, and the provisions of such Section 2.13 are hereby incorporated herein by reference on the terms set forth in Paragraph 4 of this Agreement.

(d)	No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference and any waiver of Paragraph 5(d) or Paragraph 5(e) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Borrower and the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered in the manner provided in Section 13 of the Incorporated Agreement, to the address provided for the Borrower or Lender, as the case may be, on such party’s signature page to this Agreement.

(f)	The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower and which the Lender in good faith believes to be on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(g)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time assign all or any part of its rights and obligations hereunder to any other Person solely with the prior written consent of the Borrower, provided that no such consent shall be required (i) if an Event of Default exists or (ii) if the assignment is to an Affiliate of the Lender provided, further, that the Lender shall give prompt notice to the Borrower following such an assignment to an Affiliate. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information concerning the creditworthiness of the Borrower and its Subsidiaries provided by or on behalf of the Borrower to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee; provided that such actual or proposed assignee agrees to be bound (with the Borrower an express third party beneficiary) by the confidentiality provisions set forth in Section 10.13 of the Incorporated Agreement.

(h)	The Borrower shall reimburse the Lender, on demand, all reasonable, invoiced out-of-pocket expenses and legal fees incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith. The obligations of the Borrower under this Paragraph 6(h) shall survive the termination of this Agreement.

(i)	The Borrower shall indemnify the Lender and each Related Party thereof (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (limited, in the case of legal fees and expenses, to the reasonable, invoiced (in reasonable detail) fees, disbursements and other charges of a single external counsel to the Indemnified Parties) that are incurred by or asserted or awarded against any Indemnified Party, in each case to the extent arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) relating to the Loan or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or any Related Party’s (limited (A) in the case of Affiliates, to Affiliates directly involved in the transactions contemplated hereby and (B) in the case of agents and advisors, to agents and advisors acting at the direction of such Indemnified Party)) bad faith, gross negligence, willful misconduct or material breach of its obligations under this Agreement. In the case of an investigation, litigation or proceeding to which the indemnity in this Paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each party hereto also agrees that no other party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party hereto or its Subsidiaries or Affiliates, or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, for special, indirect, consequential or punitive damages (except in the case of a claim by an Indemnified Party against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of this Paragraph 6(i)). The agreements in this Paragraph 6(i) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents.

(j)	If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute one and the same instrument.

(l)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(m)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(n)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

(o)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than January 19, 2016.

BANK OF AMERICA, N.A.

By: /s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

Loan Closer Contact:
Lisa Anderson
Phone: 980-683-5148
Fax: 704-547-5717
E-Mail: lisa.beth.anderson@baml.com

Daily Operations Contact:
Arlene Minor
Phone: 972-338-3807
Fax: 214-290-9412
E-Mail: arlene.l.minor@baml.com

Accepted and Agreed to as of the date first written above:

CONAGRA FOODS, INC.

By: /s/ Scott E. Messel
Name: Scott E. Messel
Title: SVP, Treasurer and Asst. Corp. Sec

Address for Notices:

ConAgra Foods, Inc.

One ConAgra Drive
Omaha, NE 68102

Attention: Scott C. Schneider, Vice President and Assistant Treasurer

EXHIBIT A

DEFINITIONS

Additional Incorporated Agreement Covenant:	A covenant or agreement that is added to the Incorporated Agreement after the date hereof, as such covenant or agreement is in effect on the date so added.
Additional Incorporated Agreement Event of Default:	An “Event of Default” that is added to the Incorporated Agreement after the date hereof, as such “Event of Default” is in effect on the date so added.
Affiliate
With respect to any Person, any other Person directly or
indirectly controlling, controlled by, or under direct or
indirect common control with, such Person. A Person
shall be deemed to control a corporation if such Person
possesses, directly or indirectly, the power to direct or
cause the direction of the management and policies of
such corporation, whether through the ownership of voting
securities, by contract or otherwise.

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
Authorized Officer:
Any of the Chief Executive Officer, the Chief Financial
Officer, the Controller, the Treasurer, any Assistant
Treasurer or any other employee of the Borrower who is
designated in writing to the Lender by any of the
foregoing and who holds a substantially similar office to
any of the foregoing.

Base Rate:
For any day, a fluctuating rate per annum equal to the
higher of (a) the Federal Funds Rate plus 1/2 of 1% and
(b) the rate of interest in effect for such day as
publicly announced from time to time by the Lender as its
“prime rate.” The Lender’s prime rate is a rate set by
the Lender based upon various factors including the
Lender’s costs and desired return, general economic
conditions and other factors, and is used as a reference
point for pricing some loans, which may be priced at,
above, or below such announced rate. Any change in the
prime rate announced by the Lender shall take effect at
the opening of business on the day specified in the
public announcement of such change.

Base Rate Borrowing:	A Borrowing bearing interest based on the Base Rate.
Borrowing:	Portions of the Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Borrowings, as to which a single Interest Period is in effect.
Business Day:
Any day other than a Saturday, Sunday, or other day on
which commercial banks are authorized to close under the
laws of, or are in fact closed in, the State of New York
or the state where the Lender’s lending office is located
and, if such day relates to any Eurodollar Rate Borrowing
or Daily Floating LIBOR Rate Borrowing, means any such
day on which dealings in Dollar deposits are conducted by
and between banks in the London interbank eurodollar
market.

Commitment Termination Date:	January 26, 2016.
Daily Floating LIBOR Rate Borrowing:	Any Borrowing when and to the extent the interest rate therefore is determined with reference to the definition “Daily Floating LIBOR Rate”.
Daily Floating LIBOR Rate:
With respect to any Daily Floating LIBOR Rate Borrowing,
a fluctuating rate of interest which can change on each
Business Day. The rate will be adjusted on each Business
Day to equal the London Interbank Offered Rate (or a
comparable or successor rate which is approved by the
Lender) for U.S. Dollar deposits for delivery on the date
in question for a one month term beginning on that date.
The Lender will use the London Interbank Offered Rate as
published by Bloomberg (or other commercially available
source providing quotations of such rate as selected by
the Lender from time to time) as determined at
approximately 11:00 a.m. London time two (2) Business
Days prior to the date in question, as adjusted from time
to time in the Lender’s sole discretion for reserve
requirements, deposit insurance assessment rates and
other regulatory costs. If such rate is not available at
such time for any reason, then the rate will be
determined by such alternate method as reasonably
selected by the Lender in good faith. If the Daily
Floating LIBOR Rate shall be less than zero, such rate
shall be deemed zero for purposes of this Agreement.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
Dollar or $:	The lawful currency of the United States of America.
Effective Date:	The date of execution and delivery by the Borrower and the Lender of this Agreement.
Eurodollar Base Rate:
(a) For any Interest Period with respect to a Eurodollar
Rate Borrowing, the rate per annum equal to the London
Interbank Offered Rate or a comparable or successor rate,
which rate is approved by the Lender, as published on the
applicable Reuters screen page (or such other
commercially available source providing such quotations
as may be designated by the Lender from time to time) at
approximately 11:00 a.m., London time, two Business Days
prior to the commencement of such Interest Period, for
Dollar deposits (for delivery on the first day of such
Interest Period) with a term equivalent to such Interest
Period;
(b) For any interest calculation with respect to a Base
Rate Borrowing on any date, the rate per annum equal to
the London Interbank Offered Rate, at or about 11:00
a.m., London time determined two Business Days prior to
such date for U.S. Dollar deposits with a term of one
month commencing that day; and
(c) If the Eurodollar Rate shall be less than zero, such
rate shall be deemed zero for purposes of this Agreement;
provided that to the extent a comparable or successor
rate is approved by the Lender in connection herewith,
the approved rate shall be applied in a manner consistent
with market practice; provided, further that to the
extent such market practice is not administratively
feasible for the Lender, such approved rate shall be
applied in a manner as otherwise reasonably determined by
the Lender.

Eurodollar Rate
With respect to any Eurodollar Rate Borrowing for any
Interest Period, an interest rate per annum (rounded
upwards, if necessary, to the next 1/16 of 1%) equal to
the product of (i) the Eurodollar Base Rate for such
Interest Period multiplied by (ii) the Statutory Reserve
Rate.

Eurodollar Rate Borrowing:	A Borrowing bearing interest based on the Eurodollar Rate.
Event of Default:	Has the meaning set forth in Paragraph 5.

Incorporated Agreement:
The Revolving Credit Agreement, dated as of September 14,
2011, among the Borrower, JPMorgan Chase Bank, N.A., as
Administrative Agent and the Banks from time to time
party thereto, as amended by Amendment No. 1 dated as of
December 21, 2012, Amendment No. 2 dated as of August 27,
2013, Amendment No. 3 dated as of March 23, 2015, and
Amendment No. 4 dated as of September 21, 2015. Unless
otherwise specified herein, all references to the
Incorporated Agreement shall mean the Incorporated
Agreement as in effect on the date hereof, and except as
specified herein, without giving effect to any amendment,
supplement or other modification thereto or thereof after
the date hereof.

Interest Period:
For each Eurodollar Rate Borrowing, (a) initially, the
period commencing on the date the Eurodollar Rate
Borrowing is disbursed or converted from a Base Rate
Borrowing or Daily Floating LIBOR Rate Borrowing and (b)
thereafter, the period commencing on the last day of the
immediately preceding Interest Period, and, in each case,
ending on the earliest of (x) the Maturity Date, (y) one
or three months thereafter, as requested by the Borrower
or (z) such other period that is shorter than three
months, as the Lender and the Borrower may agree;
provided that:

(i) any Interest Period that would otherwise end on a day
that is not a Business Day shall be extended to the next
succeeding Business Day unless such Business Day falls in
another calendar month, in which case such Interest
Period shall end on the next preceding Business Day; and
(ii) any Interest Period which begins on the last
Business Day of a calendar month (or on a day for which
there is no numerically corresponding day in the calendar
month at the end of such Interest Period) shall end on
the last Business Day of the calendar month at the end of
such Interest Period.

Loan Documents:	This Agreement, and the promissory note, if any, delivered in connection with this Agreement.
Maturity Date:	April 26, 2016 or such earlier date on which the Commitment may terminate in accordance with the terms hereof.
Net Cash Proceeds:
With respect to the sale by the Borrower or any of its
Subsidiaries of all or any portion of its Private Brands
assets or sale of the stock of any of its Subsidiaries
holding such Private Brands assets, the excess, if any,
of (i) the sum of cash and cash equivalents (determined
in accordance with GAAP) received in connection with such
transaction over (ii) the sum of (A) the out-of-pocket
expenses incurred by the Borrower or such Subsidiary in
connection with such transaction and (B) income taxes
reasonably estimated to be actually payable within two
years of the date of the relevant transaction as a result
of any gain recognized in connection therewith; provided
that, if the amount of any estimated taxes pursuant to
subclause (B) exceeds the amount of taxes actually
required to be paid in cash in respect of such
transaction, the aggregate amount of such excess shall
then constitute Net Cash Proceeds.

Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
Private Brands	The private label operations of the Borrower.
Related Party:
With respect to any Person, such Person’s Affiliates and
the partners, directors, officers, employees, agents,
trustees, administrators, managers and advisors of such
Person and of such Person’s Affiliates.

Sanctions
Any international economic sanctions administered or
enforced by the Office of Foreign Assets Control of the
United States Department of the Treasury, the U.S. State
Department, the United Nations Security Council, the
European Union or Her Majesty’s Treasury.

Sanctioned Person
Any Person listed in any Sanctions related list of
designated Persons maintained by the Office of Foreign
Assets Control of the United States Department of the
Treasury, the United Nations Security Council, the
European Union or any European Union member state, or any
Person controlled by any such Person.

Statutory Reserve Rate:
A fraction (expressed as a decimal), the numerator of
which is the number one and the denominator of which is
the number one minus the aggregate of the maximum reserve
percentages (including any marginal, special, emergency
or supplemental reserves) expressed as a decimal
established by the Board to which the Lender is subject
for eurocurrency funding (currently referred to as
“Eurocurrency Liabilities” in Regulation D of the Board).
Such reserve percentages shall include those imposed
pursuant to such Regulation D. Eurodollar Rate
Borrowings shall be deemed to constitute eurocurrency
funding and to be subject to such reserve requirements
without benefit of or credit for proration, exemptions or
offsets that may be available from time to time to any
Bank under such Regulation D or any comparable
regulation. The Statutory Reserve Rate shall be adjusted
automatically on and as of the effective date of any
change in any reserve percentage.

Subsidiary:
Any Person whose accounts are consolidated with the
accounts of the Borrower in accordance with GAAP for
purposes of preparing the financial statements referred
to in Section 5.1 of the Incorporated Agreement.

Type:
When used in reference to any Loan or Borrowing, refers
to whether the rate of interest on such Loan, or the
Loans comprising such Borrowing, is determined by
reference to the Eurodollar Rate, Daily Floating LIBOR
Rate or the Base Rate.

EXHIBIT B

FORM OF PROMISSORY NOTE

$200,000,000.00	,

FOR VALUE RECEIVED, the undersigned, CONAGRA FOODS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) the principal sum of Two Hundred Million Dollars ($200,000,000) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loan evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Lender shall at all times be conclusive evidence, absent demonstrable or manifest error, as to the amount of the Loan and payments thereon; provided, however, that any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loan evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loan prior to the maturity thereof upon the terms and conditions therein specified.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.

CONAGRA FOODS, INC.

By:
Name:
Title:

EXHIBIT C

Form of Notice of Borrowing

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:
Letter Agreement, dated as of January 15, 2016, by and among ConAgra
Foods, Inc., a Delaware corporation (the “Borrower”) and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Term Loan”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Term Loan)

DATE:	[ ], 2016

The undersigned hereby requests (select one):

A Borrowing of Loans

A [conversion] or [continuation] of Loans

1.	On	(the “Loan Extension Date”).

2.	In the amount of $.

3.	Comprised of:	Base Rate Borrowings

Daily Floating LIBOR Rate Borrowings

Eurodollar Rate Borrowings

4. For Eurodollar Rate Borrowings: with an Interest Period of        months.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

Very truly yours,
ConAgra Foods, Inc.

By:
Name:
Title: